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                                                                     EXHIBIT 8.1

               [Berkowitz, Lefkovits, Isom & Kushner Letterhead]

                                  June 18, 1999


Southwind Development Company, L.L.C.
26032 Highway 182 East
Orange Beach, Alabama 36561

Gentlemen:

     You have requested our opinion as to certain federal and state income tax consequences in connection with the issuance of extended-stay hotel investment units (the "Units") by Southwind Development Company, L.L.C.

     The facts, as we understand them, are set forth in amended Registration Statement No. 333-74447, and exhibits thereto, filed with the Securities and Exchange Commission (the "Registration Statement"). All terms capitalized herein, and not specifically defined herein, shall have the same meaning as set forth in the Registration Statement and Prospectus.

     We have reviewed the Registration Statement and the Prospectus, including the summary of federal income tax consequences to the Unit Owners set forth under the heading "Certain Federal and State Income Tax Considerations." Based on the facts set forth in the Registration Statement and Prospectus, the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, Internal Revenue Service rulings and procedures, and existing judicial decisions, Counsel is of the opinion that more likely than not (1) Unit Owners will be treated for federal income tax purposes as the owner of a Unit and the tangible personal property associated with the Unit and will be entitled to depreciation deductions with respect to the Unit and the tangible personal property; (2) the sum of the contractual relationships created under the Rental Pool Agreement creates a business entity (the "Rental Pool Partnership") taxable for federal income tax purposes as a partnership, with each Unit Owner as a partner; (3) a Unit Owner will acquire a tax basis in the Unit and the tangible personal property associated with the Unit equal to the Unit Owner's cost for those items; (4) a Unit Owner will acquire an initial tax basis in the Rental Pool Partnership equal to the amount contributed by the Owner to the operating cash reserve; and (5) income and losses derived by a Unit Owner from the rental pool partnership will be treated as derived from a passive activity. Counsel is of the opinion that the remaining statements of law contained under the heading "Certain Federal and State Income Tax Considerations" in the Registration Statement and Prospectus address all other material federal income tax consequences expected to result from the issuance of the Units and that such statements of law are more likely than not correct under the Internal Revenue Code of 1986 (the "Code"), as amended, the Treasury Regulations promulgated thereunder and existing interpretations thereof.

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Southwind Development Company, L.L.C.
June 18, 1999
Page 2
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     As noted in the Registration Statement and Prospectus, Counsel has
specifically not opined on certain federal income tax issues because the relevant facts are presently unascertainable and, in certain cases, there is a lack of clear legal authority. Specifically, Counsel expresses no opinion with respect to (a) the application of the partnership anti-abuse regulations to the Rental Pool Partnership or the Unit Owners, (b) the establishment of a profit motive by a particular Unit Owner under Code Section 183; (c) the application of the residence and vacation home rules under Code Section 280A to a particular Unit Owner; (d) the deductibility of losses from passive activities to a particular Unit Owner; (e) the application of the at-risk rules under Code
Section 465 to a particular Unit Owner; or (f) the deductibility of interest payments on any debt incurred by a particular Unit Owner to acquire a Unit.

     The opinions and statements of law expressed herein and in the Registration Statement and Prospectus are subject to the assumptions and conditions stated in the Registration Statement and Prospectus and, should any assumption or condition not be met, those opinions or statements of law may not be relied upon. Counsel's opinions are not binding on the Internal Revenue Service nor on the courts and represent only our best judgment based on our evaluation of the legal authorities reasonably available to us on the date of the Registration Statement. We assume no responsibility for changes in applicable law occurring after that date. You should be aware that, as stated in the Registration Statement and Prospectus, judicial opinions generally have a retroactive effect and legislative enactments and administrative determinations sometimes have such an effect. Accordingly, you should be aware that future legislation, administrative or judicial authority could change the weight of authority on issues discussed in the Registration Statement and Prospectus. Also, any variation or difference in the facts as set forth in the Registration Statement and Prospectus might affect the opinions and conclusions stated therein.

     We render this opinion and the opinions in the Prospectus in our capacity as attorneys admitted to the practice of law in the State of Alabama. We do not opine or purport to opine on any matter to the extent that it involves laws of any jurisdiction other than the State of Alabama and the United States of America.

     We consent to the use of this letter as an exhibit to the Registration Statement and to the references to the name of our firm contained therein.

Very truly yours,

BERKOWITZ, LEFKOVITS, ISOM & KUSHNER
A Professional Corporation

By: /s/
   ---------------------------------
   Thomas J. Mahoney